Exhibit 99.1

Neurocrine Biosciences, Inc. Announces Proposed Public Offering of $225 Million of Common Stock

SAN DIEGO, February 17, 2015 /PRNewswire via COMTEX/ — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that it has commenced an underwritten public offering of shares of its common stock to raise aggregate proceeds of approximately $225 million. In connection with this offering, Neurocrine will also grant to the underwriters a 30-day option to purchase up to an additional 15% of the number of shares sold. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers for this offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Neurocrine anticipates using the net proceeds from the offering to fund its research and development efforts, to prepare for commercialization efforts and for general corporate purposes, including working capital.

The securities described above are being offered by Neurocrine pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2014, which became automatically effective by rule of the SEC upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The offering will be made only by means of the prospectus supplement and accompanying prospectus, copies of which may be obtained (when available) from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, or by phone at 1-800-503-4611, or by email at prospectus.CPDG@db.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. discovers and develops innovative and life-changing pharmaceuticals, in diseases with high unmet medical needs, through its novel R&D platform, focused on neurological and endocrine based diseases and disorders. Neurocrine’s two lead late-stage clinical programs are elagolix, a gonadotropin-releasing hormone (GnRH) antagonist for women’s health that is partnered with AbbVie Inc., and a wholly owned vesicular monoamine transporter 2 (VMAT2) inhibitor for the treatment of movement disorders. Neurocrine intends to maintain certain commercial rights to its VMAT2 inhibitor and evolve into a fully-integrated pharmaceutical company.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2014. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

SOURCE Neurocrine Biosciences, Inc.

CONTACT: Neurocrine Biosciences, Investor Relations, +1-858-617-7600